EXHIBIT 23.1
                           TRIMBLE NAVIGATION LIMITED

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements, Form S-8 Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944,
33-57522,  33-62078,  33-78502,   33-84362,  33-91858,   333-04670,   333-28429,
333-53703,  333-84949,  333-38264, 333-65758, 333-65760, 333-97979, and Form S-3
Nos. 333-76986, 333-86656, 333-103676,  333-106893, pertaining to the 1983 Stock
Option Plan, the Trimble Navigation Savings and Retirement Plan, the 1990 Director Stock Option Plan, the "Position Us for Progress" 1992 Employee Stock Bonus Plan, the 1992 Management Discount Stock Option Plan, the 1993 Stock Option Plan, C. Trimble Non-statutory Option Plan, the 2002 Stock Option Plan, the 1988 Employee Stock Purchase Plan, and various sales of Trimble Navigation Limited common stock, and the related Prospectuses, of our report dated January 23, 2004 with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in the Annual Report (Form 10-K) for the year ended January 2, 2004.



                                                     /s/ Ernst & Young LLP



March 11, 2004
Palo Alto, California